Exhibit 99.1
Date: April 28, 2023
Subject: Important Company Update

Dear Cue Team,

As you are well aware, we have been navigating a difficult macroeconomic environment that continues to pose unique challenges for our sector. In addition, the test menu expansion efforts and new product launches that so many of you are working on have been progressing well but are still early in terms of revenue generation. Therefore, we remain in an “in-between period” at Cue: between the launch of our COVID-19 product and the rollout of our expanded test menu and integrated care platform. As we work together to emerge from this period, we will stay focused on executing our strategic priorities, as this is what will drive the business forward.

I am sorry to share that in order to preserve Cue’s opportunity to succeed, I have made the difficult decision to further reduce Cue’s workforce by approximately 30%. This reduction will impact many departments at Cue and all employees who are affected will be notified shortly following this email. I want to express my gratitude to every colleague who is leaving Cue and wish them success in their future endeavors. Their contributions to building the Cue platform have helped lay the foundation to deliver on our mission to empower people to live their healthiest lives.

While unrelated to today’s announcement, you may have noticed that our stock price has recently experienced pressure. I understand this can be frustrating. To put things into context, for all healthcare IPOs in 2021 – the same year Cue went public – as of earlier this week, the median stock price across these companies was down 87% from their IPO prices. Looking back in history, a number of innovative companies that have gone on to become admired in their industries have experienced painful transition periods like the one we are in now. I remain confident in Cue’s future thanks to our dedicated team, our well-capitalized balance sheet, and the great progress we believe we are making to execute on our growth drivers. We are closer to reaching a number of pipeline milestones for the Cue Health Monitoring System. We have launched our new lab-based, at-home test kits. And we are expanding our menu of treatments to enable more people to access personalized medication and care from the convenience and privacy of their homes. I am grateful for the efforts of the entire Cue Team, past and present, without whom we could not have reached these milestones.

During our last Town Hall, I emphasized the importance of overcoming adversity together as a key characteristic of successful teams. I am confident we will emerge from this “in-between period” as a stronger Cue team, tested by adversity, and ready to build boldly in support of our mission.

Please reach out to your manager or our Cue4You team for support. We are here for you throughout this transition.

Thank you,
Ayub